United Realty Trust Inc. POS AM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

       We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No.2 to Post-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-178651) and related Prospectus of United Realty Trust Incorporated for the registration of 120,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2013, with respect to the consolidated financial statements of United Realty Trust Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York

September 18 , 2013